Exhibit 99.2
Emclaire Financial Corp. 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (724) 867-2311/FAX: (724) 867-9326

PRESS  RELEASE

RELEASE DATE:	CONTACT:

Thursday, August 18, 2011	William C. Marsh
Chairman, President and
Chief Executive Officer

	Phone:	(724) 867-2018
	Email:	wmarsh@farmersnb.com

FOR IMMEDIATE RELEASE

Emclaire Financial Corp. Receives $10.0 Million of Capital From Small Business Lending Fund

Emlenton, Pennsylvania, August 18, 2011 – Emclaire Financial Corp. (NASDAQ: EMCF), the parent company of The Farmers National Bank of Emlenton (the “Bank”), today announced that it has received an investment of $10.0 million in the Company’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the “SBLF”).  The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

Simultaneously with the receipt of the SBLF funds, the company redeemed the full amount, $7.5 million, of shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program (“TARP/CPP”).

“We are pleased in the confidence of our regulators and the opportunity to further augment our capital base with this investment by the U.S. Treasury,” said William C. Marsh, Chairman, President and Chief Executive Officer.  “This is a win-win for our shareholders, our customers, and the local economy.  By simply executing our successful, time-tested strategy of lending to small businesses in the communities we serve, we have an opportunity to reduce the dividend rate on our preferred stock from 5.0% to as low as 1.0%. The TARP/CPP funding was instrumental in our overall franchise growth, including our expansion into the Titusville market, and we expect the same level of success from the SBLF funding in terms of accelerating loan growth.  We look forward to fully deploying this capital through small business lending to qualified borrowers over the coming quarters.”

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

EMCLAIRE FINANCIAL CORP.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.